Exhibit 23.3

Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 17 to the Registration Statement on Form S-11 on Form S-3 (File No. 333-192331) and the related Prospectus of KBS Strategic Opportunity REIT II, Inc. and to the incorporation by reference therein of our report dated September 29, 2017 with respect to the statement of revenues over certain operating expenses of Oakland City Center for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP
Newport Beach, California
November 28, 2018